Exhibit 4.1

Execution Version

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture (this “Supplemental Indenture”), dated as of February 14, 2019, between Ascent Capital Group, Inc., a Delaware corporation (the “Company”), as issuer, and U.S. Bank National Association, as trustee (the “Trustee”), is to the Indenture, dated as of July 17, 2013 (as amended by the Supplemental Indenture dated August 30, 2018, the “Indenture”).  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to the Indenture, which provides for the issuance of the Company’s 4.00% Convertible Senior Notes due 2020 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, in certain circumstances, the Trustee and the Company may supplement the Indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding Notes;

WHEREAS, the Company intends to supplement the Indenture to (a) remove from (i) each of Section 6.01(d) and Section 6.01(e) the reference to “or any Subsidiary that is a Significant Subsidiary (or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary)” and (ii) Section 6.01(h) the reference to “any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary,” and (b) allow conversion of the Company into a non-corporate legal form;

WHEREAS, the holders of approximately 78.20% of the aggregate principal amount of the outstanding Notes have consented to the amendments effected by this Supplemental Indenture in accordance with the provisions of the Indenture, and evidence of such consents has been provided by the Company to the Trustee;

WHEREAS, the Company has heretofore delivered, or is delivering contemporaneously herewith to the Trustee, the Officers’ Certificate and Opinion of Counsel referred to in Section 9.05 of the Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

ARTICLE I

RELATION TO INDENTURE; GENERAL REFERENCES

SECTION 1.01     Relation to Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form an integral part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 1.02     General References.  All references in this Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and the terms “herein”, “hereof”, “hereunder” and any other words of similar import refer to this Supplemental Indenture.

ARTICLE II

AMENDMENTS

SECTION 2.01     Amendment of Section 4.05 of the Indenture.  Section 4.05 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 4.05.  Existence.  Subject to Article 10, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, or, if it has converted to a non-corporate legal form in accordance with the procedures provided herein, its partnership, limited liability company or other existence; provided that the Company may utilize any conversion procedures provided for under the laws of the jurisdiction of its organization to convert from one legal form of organization to another legal form, subject to the condition that the Company must comply with Section 10.01(a) in connection with any such conversion.”

SECTION 2.02     Amendment of Section 6.01(d) and Section 6.01(e) of the Indenture.

(a) Section 6.01(d) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(d)         a default or defaults under any bonds, debentures, notes or other evidences of indebtedness (other than the Notes) by the Company having, individually or in the aggregate, a principal or similar amount outstanding of at least $25,000,000, whether such indebtedness now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such indebtedness prior to its express maturity or shall constitute a failure to pay at least $25,000,000 of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto;”

(b) Section 6.01(e) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(e)         the entry against the Company of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $25,000,000, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;”

SECTION 2.03     Amendment of Section 6.01(h) of the Indenture.  Section 6.01(h) of the Indenture is hereby amended and restated in its entirety to read as follows:

“(h)         (i) the Company, pursuant to or within the meaning of any Bankruptcy Law:

(A)          commences a voluntary case,

(B)          consents to the entry of an order for relief against it in an involuntary case,

(C)          consents to the appointment of a custodian of it or for all or substantially all of its property,

(D)          makes a general assignment for the benefit of its creditors, or

(E)           admits, in writing, its inability generally to pay its debts as they become due; or

(ii)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)          is for relief against the Company in an involuntary case;

(B)          appoints a Custodian of the Company for all or substantially all of the property of the Company; or

(C)       orders the liquidation of the Company and the order or decree remains unstayed and in effect for 60 consecutive days.”

SECTION 2.04     Amendment of Section 9.01 of the Indenture.  Section 9.01 of the Indenture is hereby amended to add a new clause (j) immediately following clause (i) to read as follows:

“(j)          to provide for the conversion of the Company from a corporation to a limited liability company, partnership or other legal entity pursuant to Article 10.”

SECTION 2.05     Amendment of Section 10.01 of the Indenture.  Section 10.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

“Section 10.01.     Company May Consolidate, Etc. on Specified Terms.  Subject to the provisions of Section 10.02, the Company shall not consolidate with, merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to another Person, or convert pursuant to the laws of the state of incorporation or formation of the Company into a different form of legal entity, unless:

(a) the resulting, surviving or transferee Person, including the Company following any such conversion (the “Successor Company”) shall be a corporation, partnership, limited liability company or similar entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture; and

(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Indenture.

Upon any such consolidation, merger, conveyance, transfer, conversion or lease the Successor Company shall succeed to, and may exercise every right and power of, the Company under this Indenture.

For purposes of this Section 10.01, the conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company to another Person, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company to another Person.”

SECTION 2.06     Amendment of Section 10.02 of the Indenture.  Section 10.02 of the Indenture is hereby amended to replace all references to “consolidation, merger, conveyance, transfer or lease” with references to “consolidation, merger, conveyance, transfer, conversion or lease”.

SECTION 2.07     Effect of Amendments.  The Notes are hereby amended to be consistent with the other amendments to the Indenture effected by this Supplemental Indenture.  The parties hereto hereby agree that the Company shall not be required under Section 9.04 of the Indenture to issue a new Global Note reflecting the terms amended in accordance with this Supplemental Indenture.  The parties further agree that any Notes issued after the date hereof shall reflect the terms of the Indenture as amended by this Supplemental Indenture and any subsequent amendments or supplemental indentures.

ARTICLE III

MISCELLANEOUS

SECTION 3.01     Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE.

SECTION 3.02     Trustee Makes No Representation.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.03     Severability. In the event any provision in this Supplemental Indenture or in the Notes as amended by this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 3.04     Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 3.05     Successors. All the agreements of the Company and Trustee contained in this Supplemental Indenture shall bind each of their respective successors and assigns whether so expressed or not.

SECTION 3.06     Effect of Headings.  The article and section headings herein have been inserted for convenience of reference only and are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

ASCENT CAPITAL GROUP, INC.

By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Chief Executive Officer, General
Counsel and Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Justin L. Shearer
	Name:	Justin L. Shearer
	Title:	Vice President

Signature Page to Second Supplemental Indenture